Exhibit 99.1

INVESTOR RELATIONS CONTACT:
Rosemary Hanratty
Director of Marketing & Communications
(303) 262 4144
Rosemary.Hanratty@startek.com

StarTek, Inc. Reports First Quarter 2014 Results
Positive Trends Continue, Led by 17.5% Revenue Growth

GREENWOOD VILLAGE, CO - May 8, 2014 - StarTek, Inc. ("STARTEK") (NYSE:SRT) today announced its first quarter 2014 financial results.

First Quarter Highlights

•	Won $10.0 million of new business, including four new logos;

•	Launched 'industry first' partnership with AT&T cloud services;

•	Commenced operations in three new locations; and

•	Re-aligned senior leadership structure to increase focus on core and emerging services.

First Quarter 2014 Financial Results
First quarter 2014 revenue increased 17.5% compared to the first quarter of 2013. All geographic segments experienced year over year revenue and gross margin improvement during the first quarter. The Company had a net loss of $0.5 million, or $0.03 per share, during the first quarter of 2014 as compared to a net loss of $2.3 million, or $0.15 per share, in first quarter of 2013.

Gross margin increased from 8.8% in the first quarter of 2013 to 13.0% in the first quarter of 2014, despite being negatively impacted by investments in growth across all three market segments. The improvements were the result of operational efficiency gains and higher capacity utilization across all segments.

SG&A expenses increased by $1.0 million compared to the first quarter of 2013, but decreased as a percentage of revenue from 13.5% in the first quarter of 2013 to 13.1% in the first quarter of 2014. The $1.0 million increase versus first quarter of 2013 is the anticipated result of investments in growth.

Liquidity and Capital Resources
As of March 31, 2014, the Company's cash position was approximately $6.8 million compared to $11.0 million as of December 31, 2013. The Company had approximately $2.4 million and $1.1 million in capital expenditures during the quarters ended March 31, 2014 and December 31, 2013, respectively.

"We made progress on all key strategic initiatives during the quarter," said Chad Carlson, President and Chief Executive Officer. "We strengthened the focus of the leadership team with the addition of industry veteran Pete Martino to focus on our core operations, allowing Rod Leach to focus on our STARTEK Health initiative and other emerging services. Furthermore, our core business is healthy and we are pleased with the performance of our new facilities. Additionally, our healthcare vertical is off to a good start."

For additional information on revenue and margin, please refer to the Financial Scorecard attached as Exhibit 99.2 to the Current Report on Form 8-K, which includes this press release.

Conference Call and Webcast Details
The Company will host a conference call today, May 8, 2014, at 3:00 p.m. MDT (5:00 p.m. EDT) to discuss first quarter 2014 financial results. To participate in the teleconference, please call toll-free 866.318.8618 (or 617.399.5137 for international callers) and enter “52938834”. You may also listen to the teleconference live via the Company’s website at www.startek.com. For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About StarTek
STARTEK is a comprehensive contact center and business process outsourcing service company with employees we call Brand Warriors who for over 25 years have been committed to making a positive impact on our clients’ business results. We do this by improving the customer experience and reducing total cost of ownership through our STARTEK Advantage System. Our mission is to enable and empower our Brand Warriors to promote our clients’ brands every day and bring value to our stakeholders. We accomplish this by aligning with our clients’ business objectives. For more information, go to www.startek.com or call +1303.262.4500.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.   As described below, such statements are subject to a number of risks and uncertainties that could cause STARTEK's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on a limited number of significant customers, lack of minimum purchase requirements in our contracts, the concentration of our business in the communications industry, lack of wide geographic diversity, maximization of capacity utilization, foreign currency exchange risk, risks inherent in the operation of business outside of the United States, ability to hire and retain qualified employees, increases in labor costs, management turnover and retention of key personnel, trends affecting companies’ decisions to outsource non-core services, reliance on technology and computer systems, including investment in and development of new and enhanced technology, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information or personally identifiable information, compliance with regulations governing protected health information, our ability to acquire and integrate complementary businesses, compliance with our debt covenants, ability of our largest stockholder to affect decisions and stock price volatility. Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect STARTEK's business, financial condition and results of operation.

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenue	$63,209	$53,810
Cost of services	54,991	49,082
Gross profit	8,218	4,728
Selling, general and administrative expenses	8,249	7,249
Impairment losses and restructuring charges	191	—
Operating loss	(222)	(2,521)
Interest and other income (expense), net	(128)	96
Loss before income taxes	(350)	(2,425)
Income tax expense (benefit)	150	(97)
Net loss	$(500)	$(2,328)

Net loss per common share - basic and diluted	$(0.03)	$(0.15)

Weighted average shares outstanding - basic and diluted	15,377	15,302

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of
	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$6,809	$10,989
Trade accounts receivable, net	46,707	43,708
Other current assets	3,885	5,367
Total current assets	57,401	60,064
Property, plant and equipment, net	22,026	22,210
Other assets	7,657	7,443
Total assets	$87,084	$89,717
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$25,948	$28,498
Other liabilities	2,766	3,045
Total liabilities	28,714	31,543
Total stockholders’ equity	58,370	58,174
Total liabilities and stockholders' equity	$87,084	$89,717

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Operating Activities
Net loss	$(500)	$(2,328)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation and amortization	2,356	3,069
Losses (gains) on disposal of assets	5	(12)
Non-cash compensation cost	402	466
Amortization of deferred gain on sale leaseback transaction	(64)	(70)
Changes in operating assets & liabilities and other, net	(3,533)	(1,352)
Net cash used in operating activities	(1,334)	(227)
Investing Activities
Purchases of property, plant and equipment	(2,354)	(1,124)
Proceeds from note receivable	159	165
Cash paid for acquisitions of businesses	(199)	(750)
Net cash used in investing activities	(2,394)	(1,709)
Financing Activities
Other financing, net	(494)	113
Net cash (used in) provided by financing activities	(494)	113
Effect of exchange rate changes on cash	42	(21)
Net decrease in cash and cash equivalents	(4,180)	(1,844)
Cash and cash equivalents at beginning of period	10,989	9,183
Cash and cash equivalents at end of period	$6,809	$7,339

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)

The information presented in this press release or on the conference call may report 1) Adjusted EBITDA and 2) operating (income) loss before impairment losses and restructuring charges. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included below. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with GAAP. It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.
Beginning in the third quarter of 2013, STARTEK changed its definition of non-GAAP Adjusted EBITDA to be calculated as net income (loss) plus income tax expense (benefit), interest expense (income), impairment losses and restructuring charges, depreciation and amortization expense, (gains) losses on disposal of assets and stock compensation expense. Management uses Adjusted EBITDA as a performance measure to analyze the performance of our business. The change was made in an attempt to clarify for investors our recurring earnings from operations while excluding non-cash items, which are not a result of our core business. This helps investors and analysts assess the strength and performance of our ongoing operations. The change has been applied retroactively to all periods presented.
Management believes that the measures that exclude impairment losses and restructuring charges or other non-recurring items permit a more meaningful comparison and understanding of our operating performance for the current, past or future periods.

Adjusted EBITDA:

	Three Months Ended
	March 31, 2014	March 31, 2013
Net loss	$(500)	$(2,328)
Income tax expense (benefit)	150	(97)
Interest expense	123	3
Impairment losses and restructuring charges	191	—
Depreciation and amortization expense	2,356	3,069
(Gains) losses on disposal of assets	5	(12)
Stock compensation expense	402	466
Adjusted EBITDA	$2,727	$1,101

Operating Loss before Impairment Losses and Restructuring Charges:

	Three Months Ended
	March 31, 2014	March 31, 2013
Operating loss	$(222)	$(2,521)
Impairment losses and restructuring charges	191	—
Operating loss before impairment losses and restructuring charges	$(31)	$(2,521)